FIRST SUPPLEMENT TO
 NOTICE OF ANTICIPATED FUNDAMENTAL CHANGE AND
OFFER TO REPURCHASE AND
FUNDAMENTAL CHANGE CONVERSION NOTICE

Stewart Enterprises, Inc.

OFFER TO REPURCHASE FOR CASH
ANY AND ALL OF THE OUTSTANDING
3.125% SENIOR CONVERTIBLE NOTES DUE 2014
(CUSIP NO. 860370AH8), AND
3.375% SENIOR CONVERTIBLE NOTES DUE 2016
(CUSIP NO. 860370AK1)

The Offer will expire at 5:00 p.m., New York City time, on Monday, February 3, 2014 unless extended or earlier terminated pursuant to a requirement of applicable law (such time and date, as the same may be extended, referred to as the “Expiration Time”).  Holders must tender their Notes in the manner described in the Offer to Repurchase on or prior to the Expiration Time to receive the Fundamental Change Purchase Price. Notes tendered in the Offer may be withdrawn at any time prior to the Expiration Time.

The date of this First Supplement to the Offer to Repurchase is December 30, 2013

Stewart Enterprises, Inc. (the “Company”) hereby amends and supplements the Company’s offer to purchase (the “Offer”) any and all of its outstanding 3.125% Senior Convertible Notes due 2014 (the “2014 Notes”) and 3.375% Senior Convertible Notes due 2016 (the “2016 Notes”, and together with the 2014 Notes, the “Notes”) upon the terms and conditions set forth in the Notice of Anticipated Fundamental Change and Offer to Repurchase and Fundamental Change Conversion Notice dated December 5, 2013 (the “Offer to Repurchase”).

The terms and conditions of the Offer set forth in the Offer to Repurchase, including information incorporated by reference therein, remain applicable in all respects to the Offer, except to the extent modified by this First Supplement to the Offer to Repurchase (this “Supplement”).  Where information in the Offer to Repurchase is in conflict with, is supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern.  Capitalized terms used in this Supplement but not otherwise defined have the meanings ascribed to those terms in the Offer to Repurchase.  EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, ALL TERMS AND CONDITIONS OF THE OFFERS WITH RESPECT TO THE NOTES REMAIN UNCHANGED.

CONSUMMATION OF MERGER AND OCCURRENCE OF
FUNDAMENTAL CHANGE EFFECTIVE DATE

Notice is hereby given to Holders that a “Fundamental Change” under each of the Indentures occurred on December 23, 2013, upon the consummation of the merger (the “Merger”) of a wholly-owned subsidiary of Service Corporation International, a Texas corporation (the “Parent”) with and into the Company.  In the Merger, each outstanding share of the Company’s common stock was converted into the right to receive $13.25, without interest (the “Merger Consideration”).  December 23, 2013 is the “Fundamental Change Effective Date” under each of the Indentures.

Holders are advised that the Fundamental Change Effective Date is later than the anticipated date of December 20, 2013 originally disclosed in the Offer to Repurchase.  This later occurrence of the Fundamental Change Effective Date will impact the calculation of the Make Whole Premium and the amount of consideration that Holders will receive if they elect to convert their Notes following the Merger.  Holders are urged to read “UPDATED MAKE WHOLE PREMIUM, CONVERSION RATES AND CONVERSION CONSIDERATION” below for more information.  This later occurrence of the Fundamental Change Effective Date will not, however, affect the Expiration Time, which remains 5:00 p.m., New York City time on February 3, 2014, the Fundamental Change Purchase Date, which remains February 4, 2014 or the Fundamental Change Purchase Prices.

EXECUTION OF SUPPLEMENTAL INDENTURES REGARDING CONVERSION RIGHTS

On December 23, 2013, following the consummation of the Merger, the Company and the subsidiary guarantors party to the Indentures entered into supplemental indentures with respect to both the 2014 Notes Indenture and the 2016 Notes Indenture (collectively, the “Supplemental Indentures”), as required pursuant to the terms of the Indentures, which provide that from and after the Merger, Holders’ conversion rights will be calculated based upon the consideration received by holders of the Company’s common stock in the Merger and be settled only in cash.  The Supplemental Indentures were filed as Exhibits 4.1 and 4.2 to the Company’s Current Report on Form 8-K filed on December 23, 2013 and are incorporated by reference in the Company’s Schedule TO-I/A filed on the date hereof.

UPDATED MAKE WHOLE PREMIUM, CONVERSION RATES AND CONVERSION CONSIDERATION

As disclosed above, because the Fundamental Change Effective Date occurred on December 23, 2013, instead of the previously anticipated December 20, 2013, the Company is updating the hypothetical conversion rate and conversion consideration calculations provided in the Offer to Repurchase to reflect the actual Fundamental Change Effective Date, the execution of the Supplemental Indentures and the actual conversion rate, Make Whole Premium and conversion consideration calculations, as set forth below:

Pursuant to the terms of the each of the Indentures, Notes may be surrendered for conversion beginning 15 days prior to the date that is anticipated to be the Fundamental Change Effective Date.  The conversion rates for each series of Notes, and the consideration received upon conversion for each series of Notes, including the application of the Make Whole Premium (calculated using Merger Consideration and the December 23, 2013 Fundamental Change Effective Date), is set forth in the tables below.

Series of Notes	Conversion Rate per $1,000 of Notes pre-Merger	Make Whole Premium per $1,000 of Notes	Conversion+ Rate per $1,000 of Notes post-Merger	Consideration* received upon conversion per $1,000 of Notes
2014 Notes	92.4564	1.9515	94.4079	$ 1,250.90
2016 Notes	92.4564	6.7659	99.2223	$ 1,314.70

The Make Whole Premium (which is added to the then current Conversion Rate for Notes surrendered for conversion in connection with the Merger) is calculated based on the tables provided in Section 4.01 of the relevant Indenture, as previously customarily adjusted pursuant to 4.06 of the relevant Indenture, including for payments of dividends and other distributions made to holders of the Company’s common stock.  The Make Whole Premium is dependent on the Stock Price at the time of the Fundamental Change Effective Date and the remaining maturity period of the Notes at the time of the Fundamental Change Effective Date.  The Make Whole Premium decreases with higher Stock Prices and shorter remaining maturity periods.  Because neither the applicable Stock Price (which, pursuant to the terms of each of the Indentures in the event of a Fundamental Change where holders of common stock receive only cash consideration is the Merger Consideration received) nor the Fundamental Change Effective Date were exactly provided for in the tables in Section 4.01 of each of the Indentures, the applicable Make Whole Premium was, as required by each of the Indentures, determined by straight line interpolation between the two nearest applicable Stock Prices and Fundamental Change Effective Dates provided.  Holders are urged to review the applicable Indenture for further information on the calculation of the Make Whole Premium.

+	Conversion rate includes Make Whole Premium based on the Fundamental Change Effective Date of December 23, 2013.

*	As set forth in the Supplemental Indentures, consideration received will be settled in cash and is calculated using the Merger Consideration and assumes surrender for conversion following the Merger.

FURTHER INFORMATION REGARDING CONVERSION SETTLEMENTS
AND CONVERSION WITHDRAWAL RIGHTS

The Company is providing the following supplemental information regarding the settlement period for Notes surrendered for conversion and Holders’ withdrawal rights for Notes surrendered for conversion.

Settlement:  Pursuant to Section 4.02 of each of the Indentures, amounts payable to Holders in respect of Notes surrendered for Conversion will be payable in cash and settled on the third Trading Day following their surrender.

Withdrawal Rights:  Holders’ elections to surrender their Notes for conversion are irrevocable and Notes surrendered for conversion may not be subsequently withdrawn.

SOURCE AND AMOUNT OF FUNDS

The Company is providing the following supplemental information regarding the amount of funds required to settle conversion obligations if all Holders elect to exercise their conversion rights in connection with the Merger.

Amount of Funds:  If all Holders elect to exercise their conversion rights in connection with the Merger, the total amount of funds required by the Company to settle all such conversions is estimated to be approximately $167,415,723.70. The Parent will cause the Company to have sufficient funds available to settle any such conversions, including potentially by making an intercompany loan, if necessary, directly to the Company.  The terms and conditions of any such intercompany loan have not yet been determined.

CONFLICTS

The Offer to Repurchase is hereby amended by deleting paragraph 16 (“Conflicts”) in its entirety.

LETTER OF TRANSMITTAL

The Letter of Transmittal is hereby amended by deleting clause (d) on page 3 thereof in its entirety. Holders are advised that the Company does not intend to distribute an amended Letter of Transmittal. Instead, any Holders tendering in the Offer should complete the existing Letter of Transmittal (to the extent required) but such Holders will not be deemed to have made the representations and warranties in clause (d).

The Offer to Repurchase, the documents and reports incorporated by reference therein and this Supplement contain important information which should be read carefully before any decision is made with respect to the Offer.

December 30, 2013	Stewart Enterprises, Inc.